Exhibit 10.1
                                  ------------

                          Summary of Cash Compensation
                         Payable to Directors of Peoples
                       Bancorp Inc. Effective May 1, 2005



         At the meeting of the Board of Directors (the "Board") of Peoples Bancorp Inc. ("Peoples") held on April 14, 2005, the Board, upon the recommendation of the Compensation Committee, approved changes in the fees to be paid to directors of Peoples and to directors of Peoples' subsidiary bank, Peoples Bank, National Association ("Peoples Bank"). These changes will be effective May 1, 2005.

         The quarterly fee to be paid to each director of Peoples, other than Robert E. Evans and Mark F. Bradley, will be increased from $850 per calendar quarter to $1,000 per calendar quarter; while the meeting fee will be increased from $600 per meeting attended to $1,000 per meeting attended. Messrs. Evans and Bradley will receive no quarterly fees or meeting fees in their respective capacities as employee directors of Peoples.

         Each director of Peoples also serving on the Audit Committee of the Peoples Board will receive $500 for attending each committee meeting of at least 30 minutes duration (up from $400) and continue to receive $100 for attending each committee meeting of less than 30 minutes duration. In addition, the Chair of the Audit Committee of the Peoples Board will receive an additional quarterly fee of $1,250 per calendar quarter. Each director of Peoples also serving on the Compensation Committee of the Peoples Board will receive $500 for attending each committee meeting of at least 30 minutes duration (up from $200) and continue to receive $100 for attending each committee meeting of less than 30 minutes duration. In addition, the Chair of the Compensation Committee of the Peoples Board will receive an additional quarterly fee of $750 per calendar quarter. Each director of Peoples also serving on the Executive Committee of the Peoples Board (other than Robert E. Evans and Mark F. Bradley) or the Governance and Nominating Committee of the Peoples Board will continue to receive $200 for attending each committee meeting of at least 30 minutes duration and $100 for attending each committee meeting of less than 30 minutes duration. Messrs. Evans and Bradley will receive no meeting fees in their respective capacities as members of the Executive Committee of the Peoples Board.

         Each director of Peoples, other than Robert E. Evans and Mark F. Bradley, who also serves as a director of Peoples Bank will continue to receive $600 per calendar quarter as a quarterly fee and will receive $500 for each meeting attended (up from $400 per meeting). Messrs. Evans and Bradley will receive no quarterly fees or meeting fees in their respective capacities as employee directors of Peoples Bank.

         In addition, each director of Peoples, other than Messrs. Evans and Bradley, who also serves as a member of a Peoples Bank Board committee will receive $200 for attending each Peoples Bank Board committee meeting of at least 30 minutes duration and $100 for attending each Peoples Bank Board committee meeting of less than 30 minutes duration. Messrs. Evans and Bradley will receive no meeting fees in their respective capacities as members of any committee of the Peoples Bank Board.

         Directors who travel a distance of more than 50 miles (round trip) to attend a Board or Board committee meeting of Peoples or Peoples Bank will receive a $50 travel fee. A single travel fee of $50 will be paid for multiple meetings occurring on the same day. In addition, if a director of Peoples or Peoples Bank stays overnight to attend a meeting, that director will be reimbursed the actual cost of overnight accommodations.